Exhibit 10.1

March 6, 2006

Mr. Mike Jackson
Chairman and Chief Executive Officer
AutoNation, Inc.
AutoNation Tower
110 S.E. 6th Street
Fort Lauderdale, Florida 33301

Re: Proposed Equity Tender Offer

Dear Mike:

I am writing to you in reference to the proposed cash tender offer (the “Equity Tender Offer”) by AutoNation, Inc. (the “Company”) to purchase up to 50,000,000 shares of the Company’s common stock (the “Common Stock”), substantially upon the terms of the draft Offer to Purchase received from the Company and the related draft Letter of Transmittal received from the Company. As described by the Company, the Equity Tender Offer is one part of a recapitalization transaction (the “Transactions”) that includes (i) a concurrent tender offer and consent solicitation by the Company for any and all of its 9% senior notes due 2008, (ii) an amendment or an amendment and restatement of the Company’s $600 million, unsecured, revolving credit facility to, among other things, provide for a new $300 million term loan facility, which can be increased to $400 million at the Company’s option and (iii) an offering of senior unsecured notes with an aggregate principal amount of approximately $900 million.

ESL Investments, Inc., together with its affiliated entities and funds (“ESL”), collectively, beneficially own and have the right to tender into the Equity Tender Offer 77,061,800 shares (the “Shares”) of Common Stock. In connection with the Company’s decision to implement the Transactions, the Company has requested that ESL state its intentions with respect to the Shares and agree to tender the Shares into the Equity Tender Offer. Pursuant to that request by the Company, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ESL agrees to tender all of the Shares (without a minimum purchase condition) into the Equity Tender Offer pursuant to and in accordance with the terms of the Equity Tender Offer no later than the tenth business day following the commencement of the Equity Tender Offer, and not withdraw (once tendered) any of the Shares from the Equity Tender Offer. Notwithstanding the foregoing, ESL’s obligation to tender (and not withdraw) the Shares is conditioned upon (i) the price to be paid per share of Common Stock in the Equity Tender Offer being not less than $23.00; (ii) the final expiration of the Equity Tender Offer and the acceptance for payment of the Common Stock tendered therein being no later than April 28, 2006; and (iii) no person commencing a bona fide tender or exchange offer for 5% or more of the Common Stock (other than the Company in connection with the Equity Tender Offer), no merger, acquisition, business combination or other similar transaction with or involving the Company being publicly disclosed and the Company not entering into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction. In making its decision to tender the Shares, ESL understands that neither the Company nor its Board of Directors will be making any recommendation to ESL regarding whether ESL should tender or refrain from tendering its Shares.

ESL hereby consents to the Company’s disclosure of ESL’s agreement to tender (and not withdraw) the Shares in any press releases announcing the Transactions (so long as ESL is provided the opportunity to review and approve such reference in any such release in advance), the various tender offer and other disclosure documents relating to the Transactions (so long as ESL is provided the opportunity to review and approve such reference in any such documents in advance), and in other public disclosures from the Company made in reference to the Transactions.

We look forward to the successful completion of the Transactions, including the Equity Tender Offer.

Very truly yours,

ESL Investments, Inc.

/s/ Theodore W. Ulyot

Name: Theodore W. Ulyot
Title: EVP and General Counsel